Exhibit 3

Execution Version

ESCROW AGREEMENT

among

WPX ENERGY, INC.,

FELIX INVESTMENTS HOLDINGS II, LLC

and

CITIBANK, N.A., as Escrow Agent

Dated as of March 6, 2020

ESCROW AGREEMENT (this “Agreement”), dated as of March 6, 2020 (the “Execution Date”), by and among WPX Energy, Inc., a Delaware corporation (“Buyer”), Felix Investments Holdings II, LLC, a Delaware limited liability company (“Seller”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”). Each of Buyer and Seller are sometimes referred to herein as an “Interested Party” and are sometimes collectively referred to herein as the “Interested Parties”.

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of December 15, 2019 (the “Purchase Agreement”), by and between the Interested Parties, the Interested Parties have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, Buyer has appointed Computershare Trust Company as transfer agent for handling of the newly issued and registered securities (“Transfer Agent”); and

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

1. Establishment of Escrow Account. On March 6, 2020, Buyer shall deposit with the Transfer Agent in an account segregated for the benefit of the Escrow Agent 11,950,287 shares of Purchaser’s unregistered common stock, par value $0.01 per share (the “Escrow Deposit”, and together with any proceeds received on account thereof or as distributions thereon, collectively, the “Escrow Property”). Pursuant to Section 3 below and at such time of registration the Escrow Agent shall then hold the Escrow Property in an account established solely with the Escrow Agent (the “Escrow Account”).

2. Claims and Payment; Release from Escrow.

(a) The Escrow Agent shall hold the Escrow Property in safekeeping and disburse the same or any part thereof only in accordance with and upon: (i) written instructions of Buyer and Seller (a “Joint Written Direction”), duly executed by an Authorized Person of each of Buyer and Seller (or counterparts thereof), or (ii) a written instruction, order or judgment (x) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (y) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari is filed within the deadline provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and (z) as to which the deadlines for filing such request, motion, petition, application, appeal or notice referred to in clause (y) above have expired of a court of competent jurisdiction (a “Final Order”).

(b) Not later than two (2) Business Days after receipt of a Joint Written Direction or seven (7) Business Days after receipt of a Final Order, in either case, directing the Escrow Agent to disburse property from the Escrow Property contained in the Indemnification Escrow Account in accordance with the terms and provisions of such Joint Direction or Court Direction, the Escrow Agent shall disburse such Escrow Property in accordance therewith.

(c) Any Joint Direction or Final Order may instruct the Escrow Agent to release all or any portion of the remainder of the Escrow Property contained in the Indemnification Escrow Account.

(d) All disbursements to Buyer or Seller of all or any portion of the Escrow Property shall be made in accordance with the instructions provided to the Escrow Agent by Buyer or Seller as set forth in Schedule D attached hereto or any other instructions as may be provided in a Joint Written Direction or Final Order.

(e) Unless otherwise directed in a Joint Written Consent or Final Order, if, pursuant to any distribution made in accordance with this Section 2, the Escrow Agent will deliver shares of Purchaser’s common stock to an Interested Party (or its designee), the Escrow Agent shall also concurrently deliver to such person all Dividends (as defined below) received on account of such shares and held by the Escrow Agent at such time.

3. Safekeeping of Escrow Property.

(a) Initial Registration. At the time of issuance, Buyer shall instruct the Transfer Agent to open a segregated account on their books and records entitled “Citibank, N.A. solely in its capacity as Escrow Agent for WPX and Felix.” The Escrow Agent shall have sole right and control of such account subject to the other provisions of this Agreement. Approximately ten (10) Business Days from the issuance and deposit of such securities the shares shall be registered in the name of “Citibank, N.A. as Escrow Agent for WPX and Felix” and, without restriction, other than the transfer restrictions for the Lock-up Period (as defined in that certain Stockholders’ Agreement dated as of the Execution Date, by and among Buyer, Seller and, solely for purposes of certain Sections thereof, EnCap Energy Capital Fund X, L.P. and the Management Group (as defined therein) (the “Stockholders’ Agreement”)) pursuant to the Stockholders’ Agreement, delivered to the DTC participant account in Schedule D hereto at the request of the Escrow Agent and in accordance with the ordinary procedures of the Transfer Agent.

(b) Cash Dividends. Any cash dividends and any other cash distributions from or with respect to the Escrow Property received by the Escrow Agent from time to time during the term of this Agreement (“Dividends”) shall be held and remitted per instructions received in accordance with Section 2 above.

(c) Corporate Actions. Seller shall be entitled to exercise all voting rights with respect to the Escrow Property. The Escrow Agent shall not vote any such shares, and shall not execute or deliver any proxy with respect to voting such shares, unless and until the Escrow Agent has received written instruction from Seller. The Escrow Agent shall deliver any proxy materials to Seller upon receipt of the proxy materials. The Escrow Agent shall not be responsible for delivering a vote on behalf of Seller in the event Seller does not provide written instructions pursuant to Section 12 herein to the Escrow Agent.

4. Tax Matters.

(a) The Interested Parties agree that, for U.S. federal and applicable state income tax purposes, any dividends or other distributions or proceeds with respect to the Escrow Property during a calendar year period shall be treated in accordance with Proposed Treasury Regulations Section 1.468B-8, as such Proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final regulations. The Interested Parties and the Escrow Agent agree that the Escrow Agent will not be responsible for providing tax reporting and withholding for payments which are for compensation for services performed by an employee or independent contractor. As between the Interested Parties, any amount disbursed from the Escrow Account shall generally be treated as a payment pursuant to Buyer’s obligation to Seller arising from the Purchase Agreement to which the installment sale provisions of Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, for the avoidance of doubt, nothing in this Section 4 shall affect Seller’s ability to elect out of the installment method under Section 453 of the Code. Neither Buyer nor Seller shall take any position for U.S. federal or applicable state income tax purposes that is inconsistent with the provisions of this Section 4(a).

(b) If the imputed interest requirements of the Code apply, the Interested Parties are solely responsible to inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations, and direct the Escrow Agent to disburse imputed interest amounts. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Interested Parties to provide such calculations or information.

(c) The Interested Parties shall, upon the execution of this Agreement, provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 or applicable IRS Form W-8, in the case of a non-U.S. person, for each payee, together with any other documentation and information reasonably requested by the Escrow Agent in connection with the Escrow Agent’s tax reporting obligations under the Code and the regulations thereunder. With respect to the Escrow Agent’s tax reporting obligations under the Code, the Foreign Account Tax Compliance Act and the Foreign Investment in Real Property Tax Act and any other applicable law or regulation, the Interested Parties understand that, in the event valid U.S. tax forms or other required supporting documentation are not provided to the Escrow Agent, the Escrow Agent may be required to withhold tax from the Escrow Property and report account information on any earnings, proceeds or distributions from the Escrow Property.

(d) Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, held by it pursuant to this Agreement or any payment made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Interested Parties agree, jointly and severally, to indemnify and hold the Escrow Agent harmless pursuant to Section 6(c) hereof from any liability or obligation on account of taxes and other similar governmental charges that may be assessed or asserted against the Escrow Agent with respect to the Escrow Property.

(e) The Escrow Agent’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

5. Concerning the Escrow Agent.

(a) Escrow Agent Duties. Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement; provided, that in the event of a conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall control as between Buyer and Seller), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and (iii) the Escrow Agent shall not be required to expend or risk any of its own funds to satisfy payments from the Escrow Property hereunder.

(b) Liability of Escrow Agent. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction). In no event shall the Escrow Agent be liable for indirect, incidental, consequential, punitive or special losses or damages (including but not limited to lost profits), regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated. The Escrow Agent shall be entitled to rely upon any instruction, notice, request or other instrument delivered to it in accordance with the terms of this Agreement without being required to determine the authenticity or validity thereof, or the truth or accuracy of any information stated therein. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement, execute any document, or send any instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel, so long as such counsel was appointed with reasonable care. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its reasonable control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

(c) Reliance on Orders. The Escrow Agent is authorized to comply with final orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized to rely upon and comply with any such order, writ, judgment or decree which it is advised is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the Interested Parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

6. Compensation, Expense Reimbursement and Indemnification.

(a) Compensation. Each of the Interested Parties covenants and agrees, jointly and severally, to pay the Escrow Agent’s compensation specified in Schedule A. Each of the Interested Parties covenants and agrees, jointly and severally, to pay to the Escrow Agent all reasonable and documented out-of-pocket expenses actually incurred by the Escrow Agent in the performance of its role under this Agreement.

(b) Security and Offset. The Interested Parties hereby grant to the Escrow Agent a first lien upon, and right of offset against, the Escrow Property with respect to any fees or expenses due to the Escrow Agent hereunder (including any claim for indemnification hereunder). In the event that any fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the delivery of an invoice for the payment of such fees and expenses or the written demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees and expenses from the Escrow Property and may sell, convey or otherwise dispose of the Escrow Property (or necessary portion thereof) for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Property an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(c) Indemnification. Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers, directors, affiliates, and agents (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by any Indemnified Party, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorney’s fees, costs and expenses, except to the extent such loss, liability, damage, cost or expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from the Indemnified Party’s own gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

7. Dispute Resolution. In the event of any disagreement among any of the Interested Parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until the Escrow Agent shall have received (i) a Final Order, or (ii) Joint Written Instructions, in which case the Escrow Agent shall be authorized to disburse the Escrow Property (or any portion thereof) in accordance with such Final Order or Joint Written Instructions. The Escrow Agent shall be entitled to receive (from and at the expense of the presenting party) an opinion of counsel to the effect that any Final Order is final and not subject to appeal. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to petition (by means of filing an action in interpleader or any other appropriate method) any court of competent jurisdiction, for instructions with respect to any dispute or uncertainty, and to the extent required or permitted by law, pay into such court the Escrow Property (or any portion thereof) for holding and disposition in accordance with the instructions of such court. The costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) actually incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of, the Interested Parties.

8. Entire Agreement; Exclusive Benefit. Except for the Purchase Agreement with respect to solely Buyer and Seller, this Agreement constitutes the entire agreement between the parties and sets forth in its entirety the obligations and duties of the Escrow Agent with respect to the Escrow Property. This Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

9. Resignation and Removal.

(a) The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each of the Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b) Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such 30-day period, the Escrow Agent may either (A) safe keep the Escrow Property until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (B) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c) Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees and reasonable and documented costs and expenses, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses are paid to it. Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10. Governing Law; Jurisdiction; Waivers. This Agreement is governed by and shall be construed and interpreted in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY COVERED MATTER, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION, SUIT OR PROCEEDING THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE. The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

11. Representations and Warranties. Each of the Interested Parties represents and warrants that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equity principles.

12. Notices; Instructions.

(a) Any notice or instruction hereunder shall be in writing in English, and may be sent by (i) secure file transfer or (ii) electronic mail with a scanned attachment thereto of an executed notice or instruction, and shall be effective upon actual receipt by the Escrow Agent in accordance with the terms hereof. Any notice or instruction must be executed by an authorized person of an Interested Party (the person(s) so designated from time to time, the “Authorized Persons”). Each of the applicable persons designated on Schedule B and Schedule C attached hereto have been duly appointed to act as Authorized Persons hereunder and individually have full power and authority to execute any notices or instructions, to amend, modify or waive any provisions of this Agreement, and to take any and all other actions permitted under this Agreement, all without further consent or direction from, or notice to, it or any other party. Any notice or instruction must be originated from a corporate domain. Any change in designation of Authorized Persons shall be provided by written notice, signed by an Authorized Person, and actually received and acknowledged by the Escrow Agent. Any communication from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted in accordance with the Escrow Agent’s internal procedures. The Interested Parties agree that the above security procedures are commercially reasonable.

If to Buyer:

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attention: Dennis Cameron

E-mail: Dennis.Cameron@wpxenergy.com

With a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: Glenn D. West, James R. Griffin and Samuel C. Peca

E-mail: gdwest@weil.com

 james.griffin@weil.com

 samuel.peca@weil.com

If to Seller:

Felix Investments Holdings II, LLC

1530 16th Street, Suite 500

Denver, Colorado 80202

Attention: John D. McCready

E-mail: johnm@felix-energy.com

With a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: John B. Connally, Douglas E. McWilliams and W. Matthew Strock

E-mail: jconnally@velaw.com; dmcwilliams@velaw.com; mstrock@velaw.com

If to the Escrow Agent:

Citibank, N.A.

Agency & Trust

388 Greenwich Street

New York, NY 10013

Attn.: Paolo Ippolito

Telephone: 212-816-8831

E-mail: cts.spag@citi.com; paolo.ippolito@citi.com

(b) Any funds to be paid by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the instructions set forth on Schedule D, or as otherwise may be instructed by the Interested Parties.

(c) Payments to the Escrow Agent shall be sent by wire transfer pursuant to the following instructions: CITIBANK, N.A., ABA: 0210-0008-9; Account Name: Escrow Concentration Account; A/C#.: 36855852; Ref: 12490600-WPX Energy Escrow Account.

13. Amendment; Waiver. Any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement. No waiver of any provision hereof shall be effective unless expressed in writing and signed by the party to be charged.

14. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

15. Mergers and Conversions. Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

16. Termination. This Agreement shall terminate and the Indemnification Escrow Account shall be closed upon the distribution of all Escrow Property from the Indemnification Escrow Account established hereunder in accordance with the terms of this Agreement, subject, however, to the survival of obligations specifically contemplated in this Agreement to so survive.

17. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Scanned signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto except in respect to any non-US entity, whereby originals are required.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By:	/s/ Camille Tomao
Name: Camille Tomao
Title: Vice President
Date: March 6, 2020

WPX ENERGY, INC.

By:	/s/ J. Kevin Vann
Name: J. Kevin Vann
Title: Executive Vice President and Chief Financial Officer
Date: March 6, 2020

FELIX INVESTMENTS HOLDINGS II, LLC

By:	/s/ Skye Callantine
Name: Skye Callantine
Title: President and Chief Executive Officer
Date: March 6, 2020